SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of earliest event reported: October 18, 2016

Actua Corporation

(Exact name of registrant as specified in charter)

Delaware	001-16249	23-2996071
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

555 East Lancaster Avenue, Suite 640

Radnor, PA 19087

(Address of Principal Executive Offices) (Zip Code)

(610) 727-6900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On September 26, 2016, Actua Corporation (“Actua”) announced the execution of a definitive merger agreement under which its consolidated subsidiary, GovDelivery Holdings, Inc. (“GovDelivery”), would be acquired by an affiliate of Vista Equity Partners (“Vista”) for $153 million in cash, subject to adjustment for working capital, cash, debt and other items. On October 18, 2016, the acquisition was consummated. Actua will realize approximately $133 million in cash in connection with the transaction. Approximately $10 million of Actua’s proceeds have been placed in escrow to satisfy potential indemnity claims under the merger agreement; subject to any such claims, the escrowed proceeds will be released to Actua in October 2017. Actua does not expect to owe any non-reimbursable income taxes in connection with the transaction.

Item 8.01. Other Events

Press Release Regarding Consummation of GovDelivery Sale

On October 19, 2016, Actua issued a press release announcing the completion of the sale of GovDelivery. A copy of Actua’s press release is attached hereto as Exhibit 99.1 and is hereby incorporated by reference.

Item 9.01. Financial Statements and Exhibits

(b)	Pro Forma Financial Information

The Actua pro forma (1) condensed consolidated balance sheet as of June 30, 2016 and (2) condensed consolidated statements of operations for the six months ended June 30, 2016 and the years ended December 31, 2015, 2014 and 2013, in each case, as required pursuant to Item 9.01 of Form 8-K, are filed as Exhibit 99.2 hereto and are hereby incorporated by reference.

(d)	Exhibits

The following exhibits are filed herewith:

Exhibit No.	Description

99.1	Press release issued October 19, 2016 by Actua Corporation
99.2	Actua Corporation pro forma (1) condensed consolidated balance sheet as of June 30, 2016 and (2) condensed consolidated statements of operations for the six months ended June 30, 2016 and the years ended December 31, 2015, 2014 and 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ACTUA CORPORATION

Date: October 19, 2016	By:	/s/ Suzanne L. Niemeyer
	Name:	Suzanne L. Niemeyer
	Title:	Managing Director, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued October 19, 2016 by Actua Corporation
99.2	Actua Corporation pro forma (1) condensed consolidated balance sheet as of June 30, 2016 and (2) condensed consolidated statements of operations for the six months ended June 30, 2016 and the years ended December 31, 2015, 2014 and 2013.